EXHIBIT 10.28

THE WORK LETTER AGREEMENT

March 28, 2006

InfoSpace, Inc. (hereinafter called “Customer”) and Fisher Media Services Company (hereinafter called “Fisher”) are executing simultaneously with this Work Letter Agreement a written Co-Location Agreement (the “Agreement”) for space commonly known as Suite 300 (the “Co-Location Space”) of Fisher Plaza West (the “Building”) located at 100 Fourth Avenue North, Seattle, WA 98109. As further consideration to entering into the Agreement, Fisher and Customer mutually agree to the following conditions of this Work Letter Agreement:

1.	THE WORK

a.	As used in the Agreement (including this Exhibit), “Tenant Improvements” shall include all work to be done in the Co-Location Space, the Meet Me Room and the Cable Distribution Facilities (defined below) connecting the Co-Location Space to the Meet Me Room pursuant to the Final Agreed Plans described in Section 1(d) below, including, but not limited to installation of HVAC systems and electrical infrastructure including panels, wiring, cabling, conduits, and UPS systems consistent with the Building Standards set forth in Exhibit D to the Agreement. As used herein, “Cable Distribution Facilities” means the areas within the Building comprised of the info-riser shaft(s), the conduits or other means of exiting the info-riser or info-structure, and the cable trays, raceways or conduits providing the horizontal distribution pathway from the info-riser to a destination elsewhere in the Building.

b.	Fisher agrees to obtain architectural, mechanical, and electrical plans required for the performance of the tenant improvement work addressed in this Work Letter Agreement, including plans and specifications for the Tenant Improvements. In addition, Fisher shall obtain the appropriate building permits and construct the Tenant Improvements in accordance with the Final Agreed Plans. Customer and Fisher agree to cooperate with each other in the completion of the Tenant Improvements by responding to each party’s requests for information in a timely fashion.

c.	“Plans and Specifications” are defined as those construction drawings and specifications which are prepared by Fisher’s architect in accordance with this Work Letter Agreement and which present a full and complete accounting of the scope of the Tenant Improvements. The preliminary Plans and Specifications shall be based on the program requirements set forth on Exhibit C-1 attached hereto (“Program Requirements”).

d.	“Final Agreed Plans” are defined as those Plans and Specifications which have been reviewed and approved by both Fisher and Customer and signed by Customer as provided for in Section 2 of this Work Letter Agreement.

e.	Any and all costs, including but not limited to the cost of architectural, mechanical and electrical plans, required permits and labor and materials required in connection with the Tenant Improvements will, subject to the terms and conditions of this Work Letter Agreement, be at Customer’s sole cost and expense and shall be paid for in accordance with Section 3 below.

2.	ADMINISTRATION OF FINAL AGREED PLANS:

a.	Customer has provided Fisher’s architect with Customer’s Program Requirements and all specifications necessary to enable Fisher’s architect to prepare Plans and Specifications for the Tenant Improvements consistent with the Program Requirements.

b.	The Plans and Specifications shall be promptly completed and provided to Customer by Fisher and are to be approved or any revisions identified by Customer and returned to Fisher within five (5) business days after Customer’s receipt of the Plans and Specifications. Any further revisions by Fisher shall similarly be responded to by Customer within five (5) business days after Customer’s receipt of the Plans and Specifications. Failure by Customer to provide a timely approval to Fisher of these Plans and Specifications may delay Fisher’s efforts to complete the Tenant Improvements. Such delay caused by Customer shall not alter the Agreement Commencement Date nor release Customer of its obligation to pay all Fees as they may fall due under the Agreement as if the delay had not occurred. In addition, if Fisher is required to make more that three (3) sets of revisions to the Plans and Specifications solely to accommodate Customer’s requests, the delay attributable to the additional revisions shall not alter the Commencement Date nor the Customer’s obligations under the Agreement.

c.	After the Plans and Specifications are approved and initialed by Fisher and Customer they become the Final Agreed Plans and shall be attached to this Agreement as Exhibit B-1 and become a part of the Agreement and this Work Letter Agreement.

d.	Revisions to the Final Agreed Plans, if any, are to be accommodated by Field Change Orders. A “Field Change Order” is a document which outlines the scope of a requested change to any work set forth in the Final Agreed Plans and bears the signature of Customer and Fisher representatives approving such change in scope. All such plans, specifications, and Field Change Orders shall be approved by Fisher and Customer prior to being executed or acted upon by the Contractor. In order to avoid delays in construction, in the event the cost of the work included in a Field Change Order request is Ten Thousand Dollars ($10,000) or less, Customer will provide the necessary approval orally without requiring the documentation set forth above, with written confirmation to follow. In the event the Field Change Order (other than a discretionary change order initiated by Fisher) increases the construction cost, Customer shall be solely responsible for such increased cost and shall pay the same to Fisher in accordance with Section 3 of this Work Letter Agreement. Fisher agrees that the Tenant Improvements shown in the draft plans to be approved and used for bidding and negotiations with the contractor will be consistent with and will be considered Building Standard improvements.

e.	Customer agrees that it shall designate a field representative who shall be available on not more than four (4) hours notice to be present at the job site to respond to questions and Field Change Order issues. Customer agrees to approve or disapprove any Field Change Order within one (1) business day of receipt of same.

f.	Fisher will have relied exclusively upon the representations made by Customer, Customer’s agent(s), and representative(s) in the development of Customer’s improvements requirements. Fisher and Customer agree that the Final Agreed Plans, once approved by Fisher and signed by Customer, shall represent the complete understanding between Fisher and Customer as to the scope of improvements to be provided under the Agreement and this Work Letter.

g.

Customer acknowledges that Fisher intends to use Sellen Construction (“Contractor”) for performance of the work. The Contractor will be entitled to a contractor’s fee and general conditions fee (not to exceed the current market rate for such fees). Upon receipt of the Contractor’s cost of construction, Fisher shall provide Customer with (a) a detailed breakdown of the cost of furnishing and installing the Tenant Improvements, including, without limitation: the cost of constructing improvements; the cost of preparing engineering plans; governmental agency plan check, permit and other fees; sales and use taxes; signage; and all other costs to be expended by Fisher in the construction of the Tenant Improvements (collectively, the “Cost of Tenant Improvements”); (b) the estimated schedule for completion of the Tenant Improvements; and (c) the proposed form of a design-build, guaranteed maximum price contract to be entered into by Fisher and Contractor for the construction of the Tenant

Improvements (the “Construction Contract”). The Cost of Tenant Improvements shall, in addition, include all expenses and “soft costs” incurred by Fisher, such as construction management fees and the fees of the architect in preparing the Plans and Specifications and any bid documents. Customer shall have the right to approve in writing the estimated Cost of Tenant Improvements and the proposed Construction Contract after completion of value engineering, if necessary. No construction of Tenant Improvements shall commence until such approval is received by Fisher and Fisher has entered into the Construction Contract with the Contractor chosen by Fisher and Customer. The guaranteed maximum price set forth in the Construction Contract shall not exceed the Cost of Tenant Improvements approved by Customer, and shall not be increased thereafter without Customer’s prior written consent. The parties agree to comply with the “Project Schedule” that is attached hereto as Exhibit C-2. In the event Customer fails to provide its approval or other required response on or before the date on which it is required to be provided or within the time it is required on the Project Schedule it shall be considered a “Customer Delay” and the delay attributable to Customer Delays shall not alter the Commencement Date. Provided, however, that if Fisher fails to comply with the Project Schedule (a “Fisher Delay”) with respect to any element that requires subsequent Customer action (for example not completing plans requiring Customer review and approval by the date specified in the Project Schedule), then the time for Customer’s performance shall automatically be extended by the period of time of the corresponding Fisher Delay.

3.	PAYMENT FOR TENANT IMPROVEMENTS

a.	Customer shall reimburse Fisher for the Cost of Tenant Improvements that are consistent with the final agreed-upon budget and approved Field Change Orders in connection with the Tenant Improvements, including without limitation the following:

(1) Payment of the cost of preparing the space plan and the final working drawings and specifications, including mechanical, electrical, plumbing and structural drawings and of all other aspects of the Final Agreed Plans.

(2) The payment of plan check, permit and license fees relating to construction of the Tenant Improvements.

(3) Construction of all Tenant Improvements.

(4) All other costs incurred by Fisher in connection with the tenant improvement work addressed in this Work Letter Agreement, including without limitation design fees, agreed-upon construction management fees, the cost of building engineer coordination services and sales tax.

b.	Within five (5) days of Fisher’s receipt of any invoice or pay request related to the Tenant Improvements, Fisher shall provide Customer with a copy of such invoice or pay request. Customer shall pay to Fisher the amount charged on such invoices and/or pay requests within ten (10) of Customer’s receipt of a copy of the same from Fisher, provided such invoice contains backup documentation reasonably sufficient to describe the work performed.

c.	After the Final Agreed Plans have been prepared and the Cost of Tenant Improvements agreed upon by Fisher and Customer, Customer may request changes or substitutions to the Final Agreed Plans, provided that any additional costs thereof shall be paid by Customer to Fisher. Fisher shall have the right to decline Customer’s request for a change to the Final Agreed Plans if the change would, in Fisher’s opinion, delay construction of the Tenant Improvements, unless Customer agrees in writing to the consequences of such delay.

d.	Fisher shall keep accurate records of the Cost of Tenant Improvement as they are incurred during construction. Customer shall have a right of reasonable access to such records and to all Tenant Improvement construction-related records. Customer and Fisher shall cooperate in good faith to provide this access while minimizing interference with Fisher’s operations. Not less often than monthly during construction, Fisher shall furnish Customer with a summary report of such costs incurred since the date of the last report. Not later than sixty (60) days after the date of Fisher’s completion of punchlist items and final inspections issuance of a final permit “sign-offs” by the City of Seattle for the Co-Location Space, Fisher shall submit to Customer an itemized, detailed statement of actually incurred Tenant Improvement costs . Customer shall have the right to review all available documentation of actually incurred Tenant Improvement costs. The parties shall consult in good faith in an attempt to resolve any questions or objections raised by Customer concerning the statement of actually incurred Tenant Improvement costs. In the event that the cost of Fisher’s Work increases due to the requirements of any governmental agency, Customer shall pay Fisher the amount of such increase within five (5) business days of Fisher’s written notice provided that such changes shall be processed through the Field Change Order process set forth above.

4.	CONSTRUCTION OF TENANT IMPROVEMENTS

a. After the Final Agreed Plans have been prepared and approved, the final Cost of Tenant Improvements has been approved by Fisher and Customer and a building permit for the Tenant Improvements has been issued, Fisher shall enter into the Construction Contract with a guaranteed maximum price with the Contractor for the installation of the Tenant Improvements in accordance with the Final Agreed Plans. Fisher’s Construction Contract shall require the Contractor to construct the Tenant Improvements in a good and workmanlike manner and in compliance with all applicable laws. Fisher shall supervise the completion of such work and shall use its best efforts to secure Substantial Completion (as defined below) of the work as soon as reasonably practicable. The cost of such work shall be paid as provided in Section 3 hereof. Fisher shall not be liable for any direct or indirect damages as a result of delays in construction. Fisher shall not authorize any change orders, changes to the Final Agreed Plans or increases in cost without Customer’s prior written (or oral as allowed by Section 2d above) approval which, if the change is necessitated by the requirements of any governmental agency, shall not be unreasonably withheld or conditioned, but otherwise shall be within Customer’s full and complete discretion.

b. The Construction Contract shall provide that all of the Tenant Improvement work shall be carried out with good workmanship and with new materials, which shall all be of a high quality and conforming to the workmanlike standards of practice, and shall not be in contravention of the laws, codes or regulations of the City of Seattle or any other authority having jurisdiction.

c. Fisher shall cause the Contractor to use reasonable efforts to complete all punch list items within thirty (30) days after creation of the punch list.

d. Fisher guarantees the Tenant Improvements against defective workmanship and materials, latent or otherwise, or contravention of the laws, codes or regulations of the City of Seattle or any other authority having jurisdiction, for a period of one (1) year (“Warranty Period”) after Substantial Completion. On the expiration of the Warranty Period, Fisher will deliver to Customer originals of all continuing guaranties and warranties issued or made in connection with performance of the Tenant Improvements and shall assign to Customer Fisher’s interest in those guaranties and warranties. From and after the Warranty Period, Fisher will cooperate with Customer in efforts to enforce all construction warranties for the benefit of Customer.

e. During the construction process, Fisher, Customer and Contractor shall meet at least once per week at the job site to review construction progress and all other matters as may be appropriate in connection with the Tenant Improvements.

5.	COMPLETION OF CONSTRUCTION AND RENTAL COMMENCEMENT DATE

a. It is agreed that Customer’s obligation to pay Fees as called for under the Agreement shall not commence until Fisher has Substantially Completed all work to be performed by Fisher as set forth on the Final Agreed Plans. As used herein, “Substantial Completion” shall mean the completion of Fisher’s construction obligations with respect to the Tenant Improvements in accordance with the Final Agreed Plans and otherwise as set forth in this Work Letter Agreement, subject to completion or correction of “punch list” items, that is, minor items of incomplete or defective work or materials or mechanical maladjustments that are of such a nature that they do not materially interfere with or impair Customer’s use of the Co-Location Space for its permitted use. Notwithstanding anything to the contrary contained herein, the Tenant Improvements shall not be deemed “substantially complete” and the Commencement Date shall not be deemed to occur until the following conditions shall have been satisfied by Fisher:

(i) The utility and other systems servicing the Building and necessary for the operation of the Customer’s occupancy and full enjoyment of the Co-Location Space (such as elevators, plumbing, heating, ventilating, air conditioning, electrical and security systems) shall be completed and in good order and operating condition except for details of construction, decoration and mechanical adjustments which do not materially interfere with Customer’s use of the Co-Location Space;

(ii) The project architect shall have certified to Customer that the Tenant Improvements have been completed, subject to completion of “punch-list” items, in accordance with the Final Agreed Plans;

(iii) Fisher shall have obtained final inspections and necessary “sign-offs” on all permits required for the Tenant Improvements.

The occurrence of the Commencement Date prior to the completion in full of all work required to be performed by Fisher as provided herein shall not relieve Fisher of its obligation thereafter to complete the same with due dispatch and in a workmanlike manner. In the event Fisher is actually delayed in Substantially Completing said work as a result of (i) Customer’s failure to timely furnish information required by and in accordance with the requirements of this Work Letter Agreement; (ii) Customer’s request for materials, finishes, or installations other than Building Standard; (iii) Customer’s changes to the initial design concepts, the Plans and Specifications or the Final Agreed Plans, or, (iv) as a result of any other act or failure to act on the part of Customer which actually delays the completion of the work, then such delay shall not alter the Agreement Commencement Date nor the Customer’s obligations under the Agreement.

b. Fisher shall make reasonable efforts to complete the Tenant Improvements by the Agreement Commencement Date. However, Fisher shall not be held liable for any damages incurred by Customer in the event of a delay due to strikes, governmental regulations, acts of God, or any other causes beyond Fisher’s control.

6.	GENERAL

This Work Letter Agreement and the subsequent Final Agreed Plans shall constitute the complete construction specifications and no other representations, or oral agreements between the parties shall be recognized in the event of a dispute between Fisher and Customer.

Time is of the essence with respect to each of the duties and obligations of Fisher and Customer set forth in this Work Letter Agreement. Notwithstanding any of the foregoing provisions hereof, default by Customer or Fisher under any provisions of this Work Letter Agreement which are not cured within applicable notice and cure periods set forth in the Agreement shall constitute a default under the Agreement.

AGREED TO AND ACCEPTED as of the date and year first set forth above.

FISHER:		CUSTOMER:

FISHER MEDIA SERVICES COMPANY		INFOSPACE, INC.

Date:	3/28/06	Date:	March 28, 2006

By:	/s/ Robert C. Bateman	By:	/s/ Edmund O. Belsheim
	Robert C. Bateman		Name Edmund O. Belsheim
	Vice President – Finance		Title CAO

EXHIBIT C-1

PROGRAM REQUIREMENTS

EXHIBIT C-2

PROJECT SCHEDULE